Exhibit 2.2

     AMENDMENT NO. 1 dated as of July 2, 1997 (this "Amendment") to the Stock Purchase Agreement dated as of April 29, 1997 (the "Agreement") among Intelligent Electronics, Inc. ("Seller"), Ingram Micro Inc. ("Buyer") and XLSource, Inc.

                      W I T N E S S E T H

     WHEREAS, pursuant to Section 15.02 of the Agreement, the Agreement may be amended by the parties to the Agreement; and

     WHEREAS, the parties desire to amend the Agreement in the manner set forth below;

     NOW, THEREFORE, the parties hereto agree as follows:

     1. The Agreement is hereby amended by adding to the cover page thereof, immediately after "XLSOURCE, INC.", the following names: "TFN, INC., RCK COMPUTERS, INC. and E-C COMPUTER TECHNICAL SERVICES, INC."

     2. The heading of the Agreement is hereby amended by adding the following language immediately prior to the "." appearing in the last line thereof:

     "TFN, Inc., an Ohio corporation ("TFN"), RCK Computers, Inc., a Texas corporation ("RCK"), and E-C Computer Technical Services, Inc., a Texas corporation ("E-C")"

     3. Section 1.01(a) of the Agreement is hereby amended by adding the following defined term to such Section in alphabetical order:

          ""Guarantor" means each of Seller, XLSource, TFN, RCK and E-C; and "Guarantors" means all of such Persons."

     4. The preamble to Section 2.02 of the Agreement is hereby amended and restated to read in its entirety as follows:

     "SECTION 2.02. Closing. The closing (the "Closing") of the purchase and sale of the RN Shares hereunder shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, on July 18, 1997, assuming satisfaction of the conditions set forth in Article 12 on or prior to such date, but in no event later than 10 business days after the satisfaction of such conditions. At the Closing:"

     5. Article 4 of the Agreement is hereby amended and restated to read in its entirety as follows:

                              "ARTICLE 4
             Representations and Warranties of The Guarantors

         Each Guarantor represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

         Section 4.01. Corporate Existence and Power. Such Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Such Guarantor has heretofore made available to Buyer true and complete copies of its certificate of incorporation and bylaws as currently in effect.

         Section 4.02. Corporate Authorization. The execution, delivery and performance by such Guarantor of this Agreement and (in the case of XLSource) the XLSource Supply Agreement and the consummation by such Guarantor of the Transaction and (in the case of XLSource) the transactions contemplated by the XLSource Supply Agreement are within its corporate powers and have been duly authorized by all necessary corporate action on the part of such Guarantor. Each of this Agreement and (in the case of XLSource) the XLSource Supply Agreement constitutes a valid and binding agreement of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

          Section 4.03. Government Authorization. The execution, delivery and performance by such Guarantor of this Agreement and (in the case of XLSource) the XLSource Supply Agreement and the consummation of the Transaction and (in the case of XLSource) the transactions contemplated by the XLSource Supply Agreement require no action by or in respect of, or filing with, any governmental body, agency or official.

          Section 4.04. Noncontravention. The execution, delivery and performance by such Guarantor of this Agreement and (in the case of XLSource) the XLSource Supply Agreement and the consummation by such Guarantor of the Transaction and (in the case of XLSource) the transactions contemplated by the XLSource Supply Agreement do not and will not violate its certificate of incorporation or bylaws, violate any applicable law, rule, regulation, judgment, injunction, order or decree or require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Guarantor or to a loss of any benefit to which such Guarantor is entitled under any provision of any agreement or other instrument binding upon such Guarantor."

     6. A new Section 6.13 of the Agreement is hereby added to read in its entirety as follows:

         "SECTION 6.13. Seller Stock Owned by RND, Inc. Prior to the Closing, Seller shall cause all shares of common stock of Seller owned by RND, Inc. either (i) to be transferred to Seller or one or more of Seller's subsidiaries (other than one or more of the Companies) or (ii) to be canceled, in each case without consideration to RND, Inc."

     7. Article 7 of the Agreement is hereby amended and restated to read in its entirety as follows:

                               "ARTICLE 7
                         Covenants of Guarantors

          The Guarantors, on a joint and several basis, agree that:

          Section 7.01. Guarantee of Guaranteed Obligations. Each Guarantor (other than XLSource), on a joint and several basis, hereby irrevocably and unconditionally guarantees to Buyer the prompt and full discharge by XLSource of all of XLSource's covenants, agreements, obligations and liabilities contained in the XLSource Supply Agreement and in Section 9.06 of this Agreement, including without limitation the due and punctual payment of all amounts which may become due and payable by XLSource under such agreement and such Section when and as the same shall become due and payable. Each Guarantor (other than Seller), on a joint and several basis, hereby irrevocably and unconditionally guarantees to Buyer the prompt and full discharge by Seller of all of Seller's covenants, agreements, obligations and liabilities under this Agreement, including without limitation the due and punctual payment of all amounts which may become due and payable by Seller hereunder when and as the same shall become due and payable. The obligations of each of Seller and XLSource (each, an "Obligor") guaranteed by the Guarantors and referred to in the two preceding sentences shall be hereinafter referred to collectively as the "Guaranteed Obligations" of such Obligor; provided that the Guaranteed Obligations referred to in the first sentence of this Section shall be reduced, in connection with each XLSource Sale (other than any such XLSource Sale to the XLS Purchaser (as hereinafter defined)) to a Person approved by Buyer pursuant to the provisions of the XLSource Supply Agreement, by an amount equal to the Designated Percentage applicable to such XLSource Sale. Each Guarantor agrees that, with respect to all of its Guaranteed Obligations to pay money, such guarantee shall be a guarantee of payment and performance and not of collection.

          Section 7.02. Guarantee Unconditional. The obligations of each Guarantor under this Article 7 are unconditional and absolute and, without limiting the generality of the foregoing, shall not be affected by any amendment, modification or waiver of the obligations of any Obligor or its Affiliates under this Agreement, except in accordance with the terms of such amendment, modification or waiver, any change in the corporate existence of any Obligor or any of its Affiliates or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligor or any of its Affiliates or its respective assets or resulting in any release or discharge of any obligations of an Obligor or its Affiliates under the XLSource Supply Agreement or this Agreement, the existence of any claim, set-off or other right which a Guarantor may have at any time against another Guarantor, any of such other's Affiliates, Buyer or any Person (provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim) or any other act or omission to act or delay of any kind by such other Person, any of its Affiliates, Buyer or any other Person or any other circumstance which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of a Guarantor under this Article 7.

          Section 7.03. Waivers. Each Guarantor hereby waives any right, whether legal or equitable, statutory or non-statutory, to require Buyer to proceed against or take any action against or pursue any remedy with respect to an Obligor or any other Person or make presentment or demand for performance or give any notice of nonperformance before Buyer may enforce its rights hereunder against such Guarantor.

          Section 7.04. Discharge; Reinstatement in Certain Circumstances. The obligations of each Guarantor (other than Seller) under this Article 7 shall remain in full force and effect until the earlier of (i) the time that its Guaranteed Obligations shall have been performed in full and (ii) the sale by Seller of all of the equity securities of such Guarantor to a Person other than an Affiliate of Seller or another Guarantor; provided that the obligations of such Guarantor hereunder shall terminate if, prior to the Closing, Seller shall obtain for the benefit of Buyer an irrevocable letter of credit, in the amount of $7,500,000 and otherwise reasonably satisfactory to Buyer, for the purpose of securing the payment of the Guaranteed Obligations hereunder. Any such letter of credit shall remain in full force and effect until (i) the third anniversary of the Closing Date or (ii) the second anniversary of the Closing Date if, prior to such anniversary, all of the equity securities of each of the Guarantors have been sold in one or more XLSource Sales. Except as provided in the immediately preceding sentence with respect to the obligation of Seller to provide a letter of credit, the obligations of Seller under this Article 7 shall remain in full force and effect until the time that its Guaranteed Obligations shall have been performed in full. If, at any time, any performance by any Person of any Guaranteed Obligation is rescinded or must be otherwise restored or returned, whether upon the insolvency, bankruptcy or reorganization of a Guarantor or otherwise, the obligations of the Guarantors hereunder with respect to such Guaranteed Obligation shall be reinstated at such time as though such Guaranteed Obligation had become due and had not been performed.

          Section 7.05. Subrogation. Upon performance by each Guarantor of any of its Guaranteed Obligations, such Guarantor shall be subrogated with respect to such Guaranteed Obligations to the rights of the Person in favor of whom such Guaranteed Obligations run; provided that no Guarantor shall enforce any of its Guaranteed Obligations by way of subrogation against another Person that is a Guarantor while any Guaranteed Obligation is due and unperformed by such other Person.

          Section 7.06. Limit of Liability. The obligations of each Guarantor under this Article 7 shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law."

     8. Section 9.05 of the Agreement is hereby amended and restated to read in its entirety as follows:

          "SECTION 9.05. Segregation of Certain Sales Proceeds. (a) In connection with each XLSource Sale that occurs prior to the termination in full of the obligations of XLSource pursuant to Article 7, at the Closing (if Seller has previously consummated an XLSource Sale to the XLS Purchaser) or concurrently with the consummation of an XLSource Sale to the XLS Purchaser (if the consummation of an XLSource Sale to the XLS Purchaser shall occur after the Closing Date), the Guarantors will enter into arrangements reasonably satisfactory to Buyer pursuant to which an amount in cash equal to the Segregated Amount will be deposited for the benefit of Buyer in a segregated account for the purposes specified in Section 9.05(d).

     (b) In lieu of segregating any amounts pursuant to Section 9.05(a) in connection with an XLSource Sale, the Guarantors may elect to obtain for the benefit of Buyer an irrevocable letter of credit in an amount equal to the Segregated Amount and otherwise reasonably satisfactory to Buyer for the purposes specified in Section 9.05(d).

     (c) Promptly following the end of each calendar quarter during the term of the XLSource Supply Agreement, Buyer will calculate the Cumulative Purchase Shortfall and will deliver written notice to Seller setting forth
(i) the amount of the Cumulative Purchase Shortfall and (ii) the Adjusted Amount. If such Adjusted Amount is less than the Segregated Amount, such Adjusted Amount (rounded up or down to the nearest $100,000) shall become the new Segregated Amount; provided that in no event shall the Segregated Amount be less than $5,000,000 prior to the third anniversary of the Closing Date. In such event (A) if Seller has obtained a letter of credit pursuant to Section 9.05(b), Seller shall cause to be issued and delivered to Buyer a substitute letter of credit in an amount equal to the new Adjusted Amount (subject to the proviso of the immediately preceding sentence) and containing all other terms and conditions then in effect applicable thereto and, concurrently therewith, Buyer shall deliver the letter of credit then in effect to Seller for cancellation thereof or (B) if Seller has segregated funds pursuant to Section 9.05(a), a portion of the segregated funds shall be released such that the balance of the remaining segregated funds after giving effect to such release shall be equal to the new Adjusted Amount (subject to the proviso of the immediately preceding sentence).

     (d) Without limiting the obligations of the Guarantors under this Agreement or the XLSource Supply Agreement, any amounts that are segregated pursuant to Section 9.05 and any letter of credit obtained pursuant to such Section shall be used by the Guarantors to secure and satisfy the repayment of obligations of the Guarantors that are owing to Buyer pursuant to the terms of this Agreement and the XLSource Supply Agreement.

     (e) The obligations of the Guarantors pursuant to this Section 9.05 shall terminate and be of no further force or effect on the date following the termination of the XLSource Supply Agreement on which XLSource and Ingram mutually agree in writing (or absent a mutual agreement in writing, a judicial decree to that effect) that all obligations of XLSource under the XLSource Supply Agreement have been satisfied in full. The parties agree to use their reasonable efforts to settle all claims arising under or in connection with the XLSource Supply Agreement within 90 days following the termination thereof.

     (f) As used herein, the following words shall have the following meanings:

          "Adjusted Amount" as of the end of any calendar quarter means the sum of (A) the product of (i) the Cumulative Purchase Shortfall, (ii) the Designated Percentage and (iii) 1 1/2%, and (B) the aggregate amount of pending claims of Buyer under the XLSource Supply Agreement and the amount of claims with respect to which Buyer is seeking indemnification pursuant to Article 10 or Article 13.

          "Cumulative Purchase Shortfall" as of the end of any calendar quarter means (A) the Guaranteed Minimum Revenue (as defined in the XLSource Supply Agreement), plus (B) the Remaining Guaranteed Minimum Revenue (as defined in the XLSource Supply Agreement) as of the end of such calendar quarter, minus (C) the aggregate Deficiency Amounts (as defined in the XLSource Supply Agreement), if any, deferred to the extended term of the XLSource Supply Agreement pursuant to the terms of the XLSource Supply Agreement, minus (D) the aggregate amount of Combined Purchases (as defined in the XLSource Supply Agreement) as of the end of such calendar quarter; provided that, for any period of less than one full year, "Combined Purchases" shall be calculated by aggregating the Combined Purchases for each calendar quarter during such period using, for purposes of this calculation, a "Base Amount" equal to 25% of the then applicable Base Amount (as defined in the XLSource Supply Agreement).

          "Designated Percentage", with respect to any XLSource Sale, means the greatest of the following percentages:

     (i) the percentage of the aggregate revenues of the Guarantors for the four full fiscal quarters immediately preceding the date of such XLSource Sale generated by or attributable to the assets or business being sold in such XLSource Sale;

     (ii) the percentage of the aggregate book value of the assets of the Guarantors represented by the book value of the assets sold in such XLSource Sale; or

     (iii) the percentage of the outstanding capital stock of all of the Guarantors sold in such XLSource Sale.

          "Segregated Amount" means the sum of (i) the product of the Designated Percentage and $7,500,000 and (ii) in the case of any XLSource Sale to the XLS Purchaser, $7,500,000 (or such greater amount as Ingram shall determine in the event that such XLSource Sale constitutes a Designated Percentage of more than 66-2/3%), as such sum is reduced from time to time pursuant to Section 9.05(c).

          "XLS Purchaser" means GE Capital Information Technology Solutions
- North America, Inc.

          "XLSource Sale" means any sale, transfer, conveyance or disposition (directly or indirectly, in one transaction or a series of related transactions, by operation of law or otherwise), to a Person other than an Affiliate of Seller or the Guarantors, of (i) any of the assets of the Guarantors or (ii) any of the equity securities of the Guarantors, in each case other than in the ordinary course of business."

     9. Section 9.06(a) of the Agreement is hereby amended by adding the following language after the word "thereof" and before the comma on line 2 of such Section: "(other than any such XLSource Sale to the Purchaser (as defined in the XLSource Supply Agreement))", and by deleting the defined term "XLSource" on the third line and inserting, in its place, the words "the Guarantors".

     10. Section 9.06(b) of the Agreement is hereby amended to delete the defined term "XLSource" from the first line thereof and to insert, in its place, the words "the Guarantors".

     11. The definition "Transferred Percentage" appearing in Section 9.06(c) of the Agreement is hereby amended to delete the defined term "XLSource" from the second line thereof and to insert, in its place, the words "the Guarantors".

     12. A new Section 9.08 of the Agreement is hereby added to read in its entirety as follows:

          "Section 9.08. Amendment to XLSource Supply Agreement. At the Closing, if Seller has previously consummated an XLSource Sale to the XLS Purchaser, or concurrently with the consummation of an XLSource Sale to the XLS Purchaser, if the consummation of an XLSource Sale to the XLS Purchaser shall occur after the Closing Date, Buyer and XLSource shall enter into the Amended and Restated XLSource Supply Agreement in the form attached hereto as Exhibit B and Buyer, subject to the XLS Purchaser's concurrently entering therein, shall enter into a resale agreement in substantially the
form previously furnished to Seller   subject to completions, corrections
and other minor modifications as the parties thereto may agree; provided that (i) Buyer shall have no obligation to enter into any such resale agreement if the XLSource Sale to the XLS Purchaser is consummated more than three months following the Closing Date and (ii) nothing in this
Section 9.08 shall limit the ability of Buyer and the XLS Purchaser to amend, supplement, modify or terminate such resale agreement (it being understood that Buyer has no present intention to do so)."

     13. Section 12.02(a) of the Agreement is hereby amended to delete the defined term "XLSource" each time it appears in such Section and to insert, in each such place, the words "the Guarantors".

     14. Section 12.02(e) of the Agreement is hereby amended to delete the defined term "XLSource" from the second line thereof and to insert, in its place, the words "the Guarantors".

     15. Section 12.02(h) of the Agreement is hereby amended to read in its entirety as follows:

          "(h)   XLSource shall have executed the long-term supply
agreement with Buyer in the form of Exhibit A hereto (as amended from time to time, the "XLSource Supply Agreement") and, assuming due execution and delivery by Buyer, the XLSource Supply Agreement shall be in full force and effect."

     16. Section 12.02(k) of the Agreement is hereby amended to delete the defined term "XLSource" from the second and third lines thereof and to insert, in its place, the words "the Guarantors".

     17. Section 12.02(o) is hereby amended and restated to read in its entirety as follows:

          "(o) Seller shall have obtained from each lender listed on
Schedule 3.09(d) of the Seller Disclosure Letter an unconditional release in form and substance satisfactory to Buyer of the obligations of the Companies under the credit facilities referred to on such Schedule, except for such obligations to be assumed by Buyer pursuant to Section 2.04 of this Agreement."

     18. Section 12.02(p) of the Agreement is hereby deleted in its entirety.

     19. Section 15.03(d) of the Agreement is hereby amended to read in its entirety as follows:

           "(d)   Notwithstanding anything herein to the contrary, if this
Agreement is terminated by Buyer pursuant to Section 14.01(f), no fee shall be payable pursuant to Section 15.03(b) or 15.03(c) if such termination occurs more than 10 business days following the date that Seller notifies Buyer in writing of the occurrence of an event referred to in Section 15.03(b) or 15.03(c)."

     20. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

     21. Unless otherwise specifically defined herein, each term used herein which is defined in the Agreement shall have the meaning assigned to such term in the Agreement as amended by this Amendment. Each reference to "this Agreement" and each other similar reference contained in the Agreement shall from and after the date hereof refer to the Agreement as amended by this Amendment.

     22. This Amendment may be executed in any number of counterparts, each of which shall constitute a single instrument.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.


                             INGRAM MICRO INC.


                             By: /s/ Jeffrey R. Rodek
                                 ------------------------------------------
                                 Name:  Jeffrey R. Rodek
                                 Title: President


                             INTELLIGENT ELECTRONICS, INC.


                             By: /s/ Alan Resneck
                                 ------------------------------------------
                                 Name:  Alan Resneck
                                 Title: Secretary


                             XLSOURCE, INC.


                             By: /s/ Alan Resneck
                                 ------------------------------------------
                                 Name:  Alan Resneck
                                 Title: Secretary


Each of the undersigned hereby consents
to this Amendment and agrees to be bound by the provisions of the Agreement as a Guarantor thereunder.


TFN, INC.


By: /s/ Alan Resneck
   ------------------------------------------
   Name:  Alan Resneck
   Title: Secretary


RCK COMPUTERS, INC.


By: /s/ Alan Resneck
   ------------------------------------------
   Name:  Alan Resneck
   Title: Secretary

E-C COMPUTER TECHNICAL SERVICES, INC.


By: /s/ Alan Resneck
   ------------------------------------------
   Name:  Alan Resneck
   Title: Secretary